EXHIBIT 10.1

Wallen Settlement Agreement

CAUSE NO. 11259

QUEST OIL CORPORATION                                                            §           IN THE DISTRICT COURT OF
§
Plaintiff                                                                                                  §
§
v.                                                                                                             §           GILLESPIE COUNTY, TEXAS
§
JOSEPH F. WALLEN AND B&B OIL, INC.                                    §
§
Defendants                                                                            §           216th JUDICIAL DISTRICT

COMPROMISE SETTLEMENT AGREEMENT

This COMPROMISE SETTLEMENT AGREEMENT entered into by and between Quest Oil Corporation (“Quest”) and Joseph F. Wallen and B&B Oil, Inc. and any and all of his/its affiliates (collectively referred to herein as “Wallen”) is as follows:

1.	This agreement and all of the terms herein are binding upon and inure to the benefit of Quest and Wallen’s respective successors, heirs, assigns, and personal representatives.
2.
Other than the above-styled and numbered lawsuit filed by Quest against Wallen in Gillespie County, Texas, Quest and Wallen hereby represent to each other that they have not filed any complaints, charges, actions, administrative charges or legal proceedings against the other party with any federal, state or local governmental agency or court.  Quest and Wallen further represent to each other that they have not made any promises to induce execution of this Release except for the promises or agreement specifically set forth herein.

3.
As consideration for Quest dismissing and releasing its claims and demands in the above-referenced lawsuit and thereby dissolving a Temporary Restraining Order against Wallen in connection therewith, Wallen agrees to the following: Upon execution of this Compromise Settlement Agreement, Wallen shall contemporaneously assume all debts and obligations (and/or alleged debts and obligations) of Quest, PetroStar Oil Services, Inc., and/or Wallstin Petroleum, LLC with respect to the vendors/ creditors of leases any such entities are or have been involved with in McCullough County, Texas and Eastland County, Texas, including, but not limited to, those vendors/ creditors listed on Exhibit “A” attached hereto and by this reference incorporated herein.  The list attached as Exhibit “A” is not meant to be exhaustive and Wallen agrees to contemporaneously assume all debts and obligations, whether now known or unknown by Quest, PetroStar Oil Services, Inc., Wallstin Petroleum, LLC or Wallen with regard to all leases Quest, PetroStar Oil Services, Inc., and/or Wallstin Petroleum, LLC is or has been involved with in McCullough County, Texas and Eastland County, Texas. Wallen hereby specifically acknowledges the ongoing litigation between Quest Oil Corporation and a former alleged vendor, Cisco Pump, Inc. filed in the 91st District Court in and for Eastland County, Texas. Should any debt or obligation (or alleged debt or obligation) of Quest, PetroStar Oil Services, Inc., and/or Wallstin Petroleum, LLC with respect to the vendors/ creditors of properties/leases any such entities are or have been involved with in McCullough County, Texas and Eastland County, Texas, including, but not limited to, those vendors/ creditors listed on Exhibit “A” attached hereto and by this reference incorporated herein be asserted against Quest, PetroStar Oil Services, Inc., and/or Wallstin Petroleum, LLC or should any judgment be rendered against Quest, PetroStar Oil Services, Inc., and/or Wallstin Petroleum, LLC related to same, Wallen agrees to fully and completely indemnify Quest, PetroStar Oil Services, Inc., and/or Wallstin Petroleum, LLC from any and all claims made by any such vendors/ creditors or any liens by way of subrogation or otherwise, such indemnity to include the entity’s attorneys’ fees and costs. Further, with regard to the foregoing, Wallen specifically hereby agrees that Quest, PetroStar Oil Services, Inc., and/or Wallstin Petroleum, LLC shall be allowed to place a lien against any such properties/leases such entities are or have been involved with in McCullough County, Texas and Eastland County, Texas as a result of or with regard to any such debts or obligations (or alleged debts or obligations).

a.
Upon execution of this Compromise Settlement Agreement, Wallen shall contemporaneously assume all previously existing, current and/or future liabilities of Quest, PetroStar Oil Services, Inc., and/or Wallstin Petroleum, LLC with regard to leases in McCullough County, Texas and Eastland County, Texas, including, but not limited to, plug and abandonment liabilities, all Texas Railroad Commission or other state or federal fees, fines, or penalties, claims for personal injuries, or other liabilities as a result of incidents, events or occurrences related to such leases.

b.
Upon execution of this Compromise Settlement Agreement, Wallen shall contemporaneously assume all previously existing, current and/or future known and/or unknown liabilities related to a 2004 Ford F-250 registered in the name of Wallstin Petroleum, LLC (VIN# 1FTNW21P3AEC35156), including, but not limited to, an existing loan in Wallstin Petroleum, LLC’s name with Wells Fargo Bank

c.
Upon execution of this Compromise Settlement Agreement, Wallen hereby agrees to release Quest, PetroStar Oil Services, Inc., and/or Wallstin Petroleum, LLC from any and all previously existing and current amounts owed, due or payable to Wallen

d.
For the one (1) year following the date this agreement is executed, Quest shall receive the right to participate in any debt or equity capital raisings related to any properties Wallen leases, purchases or is otherwise involved with, whether same occurs contemporaneously with or occurs after the execution of this Compromise Settlement Agreement. Wallen shall provide written notice of such debt or equity capital raising to Quest via facsimile at (760) 804-8845 or overnight mail, addressed to Quest Oil Corporation, 2038 Corte del Nogal, Suite 110, Carlsbad, California 92008 or at a different address or facsimile number provided to Wallen by Quest after the date of the execution of this Compromise Settlement Agreement.  Quest shall be provided fifteen (15) days after the date of receipt of such correspondence to make a commitment for such capital raising and shall deposit funds related to same in an escrow account of Quest’s choosing no later than twenty (20) days after the date of receipt of such correspondence.

e.
Quest shall receive the right to participate in all future operations, including drilling, derived from any lands, to the extent that Wallen is ever to secure such lands, in Eastland County, Texas and McCullough County, Texas, that were previously under the control of Quest, PetroStar Oil Services, Inc., and/or Wallstin Petroleum, LLC.  Wallen shall provide written notice of such future operations to Quest via facsimile at (760) 804-8845 or overnight mail, addressed to Quest Oil Corporation, 2038 Corte del Nogal, Suite 110, Carlsbad, California 92008 or at a different address or facsimile number provided to Wallen by Quest after the date of the execution of this Compromise Settlement Agreement.  Prior to each future operation, including drilling opportunity, Quest shall be provided an option period of no less than thirty (30) days from the date of receipt of such notice in order to participate in such future operation in one of the following forms:

i.
a Gross Overriding Royalty (“GORR”) and/or a Overriding Royalty Interest (“ORRI”) in an amount equal to five percent (5%) with no additional capital commitment for all properties Wallen leases, purchases or is otherwise involved with that were previously under the control of Quest, PetroStar Oil Services, Inc., and/or Wallstin Petroleum, LLC., whether same has occurred prior to, occurs contemporaneously with or occurs after the execution of this Compromise Settlement Agreement;

ii.
A Working Interest (“WI”) in an amount equal to twelve and one half percent (12.5%), with no additional capital commitment, for all properties Wallen leases, purchases or is otherwise involved with that were previously under the control of Quest, PetroStar Oil Services, Inc., and/or Wallstin Petroleum, LLC., whether same has occurred prior to, occurs contemporaneously with or occurs after the execution of this Compromise Settlement Agreement; or

iii.
as an equal joint venture (50-50 split) for all properties Wallen leases, purchases or is otherwise involved with that were previously under the control of Quest, PetroStar Oil Services, Inc., and/or Wallstin Petroleum, LLC., between Wallen and Quest and any other party or parties in which Quest will provide fifty percent (50%) of the cash required to participate in an AFE. In the event Quest elects to participate, Quest will be notified by Wallen in the manner set forth above within thirty (30) days of spud.  An Authority for Expenditure (“AFE”) will be provided by Wallen in the manner set forth above followed by Cash Call. Cash Call must be paid by Quest within seven (7) business of receipt of an AFE provided by Wallen, which was sent in writing to Quest via facsimile at (760) 804-8845 or overnight mail, addressed to Quest Oil Corporation, 2038 Corte del Nogal, Suite 110, Carlsbad, California 92008 or at a different address or facsimile number provided to Wallen by Quest after the date of the execution of this Compromise Settlement Agreement.

f.
Wallen and its affiliates will assist Quest with obtaining a release of funds underlying certain deposits held in connection with the Texas Railroad Commission operator licenses held by Quest Oil Corporation and Wallstin Petroleum, LLC that Joseph F. Wallen was responsible for setting up while an employee of Quest.   These funds include, but may not be limited to; (i) funds held in connection with a bond posted with the Texas Railroad Commission on behalf of Quest Oil Corporation; and (ii) funds held in connection with a letter of credit provided to the Texas Railroad Commission on behalf of Wallstin Petroleum, LLC. These funds will immediately be provided and returned to Quest upon their release.

4.
This Agreement shall not be construed as an admission of wrongdoing or liability by the parties.  Any and all such wrongdoing or liability is expressly denied.  In respect of this Agreement, the parties hereby agree not to disparage, criticize, insult, malign, libel or slander the other party, its owners, officers, employees, agents or services in any way from the date hereof.

5.
All of Quest’s expenses growing out of or resulting from the above-referenced and styled action, including attorneys’ fees, and all other costs and expenses, are the responsibility of and will be paid by Quest.  All of Wallen’s expenses growing out of or resulting from the above-referenced and styled action, including attorneys’ fees, and all other costs and expenses, are the responsibility of and will be paid by Wallen.

6.
Each individual executing this Agreement on behalf of any party represents and warrants that he is fully authorized to execute and deliver this Agreement on behalf of such party in accordance with its terms, and that this Agreement is not in violation of, inconsistent with or contrary to the provisions of any agreement to which it is a party.

7.
This Compromise Settlement Agreement contains the entire agreement of the parties with respect to the matters contemplated hereby.  This Release may be amended or modified only by a written instrument executed by the parties.

8.
If any provision of this Compromise Settlement Agreement is held by a court of competent jurisdiction to be unenforceable, the balance of this Compromise Settlement Agreement shall nevertheless continue in full force and effect unaffected by such holding and determination

9.	This Compromise Settlement Agreement shall be binding upon the parties and their respective successors, assigns, heirs and representatives.

Upon execution below, the parties shall have accepted all of the aforementioned terms and conditions and shall have entered into a binding agreement.

JOSEPH F. WALLEN

/s/ Joseph F. Wallen
__________________________________
By: Joseph F. Wallen
An: Individual

B & B OIL COMPANY

/s/ Joseph F. Wallen
___________
By: Joseph F. Wallen
Its: President

QUEST OIL CORPORATION

/s/ James B. Panther, II
________________
By: James B. Panther, II
Its: Interim Chief Executive Officer

EXHIBIT A

QUEST ACCOUNTS PAYABLE

Vendor	Amount
3D AG Services	351.50
AB Well Service	8,036.65
Brenco Well Service	12,497.50
Cap Rock Energy	28.90
Cellular One	57.73
Cisco Pump	20,658.25
Dynochem	595.38
Earl Burns	150.00
Had Drilling	13,675.88
Heart S	780.70
Oilfield Supply	8,826.97
Otex	10,800.00
Seller Sales	5,391.59
Sequoia Fossil Fuels	320.00
T&S Services	5,564.80
Texas Work Commission	19.09
Tollett Roustabout Service	13,425.20
Tollett Tank & Supply	3,290.63
Wheats Oilfield Service	550.00
Comanche Electric	2,146.11
Davidson	2,620.00
Digital Mapping Services	200.00
Gleason Engineering	7,100.00
JWS	18,500.00
Mcculloch County Appraisal	21.25
Petroleum Motor Transport	100.00
Wesley Ritchie	8,096.97
Steve Wilson Construction	285.00
Westar Energy	188.48